Exhibit 99.1

FOR IMMEDIATE RELEASE
January 27, 2010

Investor and Media Contact: Whitney Finch
Director of Investor Relations
813.421.7694
wfinch@walterinvestment.com

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES
RECORD DATE FOR ANNUAL STOCKHOLDERS MEETING

(Tampa, Fla.) – Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced that its Board of Directors has established March 8, 2010, as the record date for determining stockholders entitled to vote at the 2010 Annual Meeting of Stockholders. The meeting will be held on April 30, 2010 at the Grand Hyatt Tampa Bay in Tampa, Florida.

Stockholder proposals must be received by the Secretary of the Company no later than February 10, 2010, in order to be considered for inclusion in the Company’s proxy statement relating to the 2010 meeting or to be presented at the 2010 Annual Meeting of Stockholders. Any such proposal should be mailed to: Walter Investment Management Corp., 3000 Bayport Drive, Suite 1100, Tampa, Florida 33607, Attn: Stuart Boyd, Secretary.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in subprime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company currently has $1.8 billion of assets under management and annualized revenues of approximately $190 million. The Company is structured as a real estate investment trust (“REIT”) and employs approximately 215 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.